Exhibit 99.1

Daily Journal Corporation Announces New Chairman and CEO

Existing Team Members Promoted to New Leadership Roles

Los Angeles, March 28, 2022 – Daily Journal Corporation is pleased to announce that Steven Myhill-Jones has been selected as the company’s new Chairman and Interim Chief Executive Officer effective today. Mr. Myhill-Jones will succeed Gerald Salzman as CEO. Mr. Salzman is retiring after more than 44 years of dedicated and multi-faceted service to the company. Charles Munger will relinquish the chairman title, but will continue serving as a director, and as such will continue to pay particular attention to matters with which he has been involved in the past, including the company’s securities portfolio.

Mr. Myhill-Jones is a Canada-based technology executive, entrepreneur and investor. He founded and bootstrapped web-based geography software company Latitude Geographics at the age of twenty-three. Latitude (now VertiGIS) grew to a global client base of 1,400 clients—from small municipalities to Fortune 500 companies and the United Nations—before being acquired in 2017. Mr. Myhill-Jones has also been an angel investor, and an advisor and mentor to technology businesses and entrepreneurs.

“We are incredibly fortunate that Steven found his way into our lives. He’s whip smart and full of energy,” said Mr. Munger. “He’s exactly the kind of leader we need at Daily Journal and Journal Technologies to take our business into the future. Steven was part of a team that built a very successful technology company out of nothing, and he ran it for a long period of time, with tenacity, patience and a focus on customer service. And he’s hungry to do more!”

“Jerry has spent more than half his life working at the Daily Journal, and he’s 83 years old. Imagine that! And he did it all. A director, President, CEO and CFO,” said Mr. Munger. “His ability to wear so many hats was a crucial part of what helped our little company grow, evolve and expand. He led the company during an incredibly challenging time for newspapers, while also building out a promising court software business in what is a terribly difficult but dynamic market. It’s impossible to imagine a more capable manager or better teacher, and the shareholders of the company owe Jerry a big debt of gratitude.”

The company is also pleased to announce several promotions of long-serving team members. These promotions reflect the experience, knowledge and continuing contributions of the company’s key players, which is a testament to Mr. Salzman's mentorship. Tu To, the company’s long-time Controller, will become Chief Financial Officer, effective today. Danny Hemnani has been promoted to CEO of Journal Technologies, and Maryjoe Rodriguez is now its President. Joseph Jezerinac and Kaushik Mehta are now the Co-Chief Technology Officers of Journal Technologies. Michelle Stephens has become Executive Vice President-Publications of Daily Journal Corporation. She will also continue as the company’s Secretary. Hoa To has been promoted to Assistant Controller of the company, and David Houston is now Editor-in-Chief of the Daily Journal newspapers.

“I am incredibly excited about this opportunity to learn from and work with the team at the Daily Journal and Journal Technologies,” said Mr. Myhill-Jones. “As Chairman, I look forward to participating in the strategic growth of our businesses, and as Interim Chief Executive Officer, I intend to lead based on principles and integrity, while evaluating the best long-term possibilities for the company. Daily Journal Corporation does important work for courts and the legal community, and I look forward to being part of helping chart our ongoing course to maximize the potential of our reputation, technology and capital.”

In addition, as part of creating additional long-term incentives for the management team while recognizing the dilution to shareholders that such incentives can cause, the company’s Board of Directors has accepted Mr. Munger’s gracious offer to gift to the company $1 million worth of his personal Daily Journal stock for the company to use as the basis for a new equity incentive plan.

“I want for this gift to reflect the confidence I have in the existing team and Steven’s new leadership,” Mr. Munger said. “The courts in the United States and around the world carry out incredibly important work that is crucial to civilization. Our company is proud of the work we do to help those courts and the legal system as a whole be more informed, more efficient and more accessible.”

About Daily Journal Corporation

Daily Journal Corporation publishes newspapers and web sites covering California and Arizona, and produces several specialized information services. Journal Technologies, Inc. is a wholly owned subsidiary and supplies case management software systems and related products to courts and other justice agencies.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release are “forward-looking” statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “should,” “believes,” “will,” “plans,” “estimates,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents we file with the Securities and Exchange Commission.

Contact:

Tu To - (213) 229 5436